                                                                    Exhibit 16.1

     Letter regarding change in certifying accountant from Rehmann Robson.



Rehmann Robson                                       Telephone (989) 799-9580
5800 Gratiot, Suite 201                              Fax (989) 799-0227
Saginaw, MI  48603


November 15, 2002


Office of the Chief Accountant
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, DC  20549

Dear Sir or Madam:

We have read the statements made by North Country Financial Corporation in Item 4 of Form 8-K dated November 15, 2002, which we understand will be filed with the Commission. We agree with the statements concerning our firm in such Item 4 of Form 8-K. We have no basis to agree or disagree with other statements of the Registrant contained therein.

Sincerely,

/s/ Rehmann Robson

Rehmann Robson

cc:  Sherry Littlejohn